Exhibit 99.1

FOR IMMEDIATE RELEASE

STEINHOFF COMPLETES ACQUISITION OF MATTRESS FIRM

HOUSTON, September 16, 2016 /BUSINESSWIRE/ — Mattress Firm Holding Corp. (“Mattress Firm” or the “Company”), the nation’s largest mattress retailer, today announced the completion of its previously announced acquisition by Steinhoff International Holdings N.V. (“Steinhoff”) (FRANKFURT: SNH). The acquisition was first announced by Mattress Firm on August 8, 2016 and closed and became effective today.

Steinhoff completed the acquisition of Mattress Firm concurrently with payment for the previously tendered shares in accordance with the merger agreement through a merger of an indirect wholly-owned subsidiary with Mattress Firm. All shares of Mattress Firm common stock not purchased in the tender offer (other than (i) treasury shares, (ii) shares owned by Steinhoff or Mattress Firm or any direct or indirect wholly-owned subsidiary of Steinhoff or Mattress Firm and (iii) shares held by a Mattress Firm stockholder who has properly exercised their dissenters’ rights of appraisal in respect of such shares) will be converted into the right to receive $64.00 per share. As a result of the completion of the transaction, the Company’s common stock will no longer be traded on the NASDAQ stock market.

Upon closing, Mattress Firm became a subsidiary of Steinhoff.   Mattress Firm’s management, led by Steve Stagner, executive chairman, and Ken Murphy, president and CEO, will remain in place and continue to run Mattress Firm’s day-to-day activities.

“The transaction with Steinhoff is complete and I am delighted that Mattress Firm is now part of the Steinhoff organization,” commented Ken Murphy, president and CEO of Mattress Firm. “Steinhoff has a proven track record in the global mattress industry, and they share our vision for the growth and expansion of Mattress Firm. This is an exciting event for our customers, employees and business partners as we enter a new chapter for Mattress Firm. Our team remains committed to building a national chain under one banner in the U.S. and offering our guests a great night’s sleep.”

Forward Looking Statements

This press release contains forward-looking statements regarding Steinhoff and Mattress Firm, including, but not limited to, statements related to the estimated future financial results and performance of Mattress Firm’s business in mattresses and related products and accessories, as well as other statements that are not historical facts. These forward-looking statements are based on each of the companies’ current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks associated with business combination transactions, such as the risk that the acquired business will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected; risks related to future opportunities and plans for the combined company, including uncertainty of the expected future financial performance and results of the combined company following completion of the transaction; disruption from the acquisition, making it more difficult to conduct business as usual or maintain relationships with customers, employees or suppliers; and the possibility that if Steinhoff does not achieve the perceived benefits of the acquisition as rapidly or to the extent anticipated by financial analysts or investors, the market price of Steinhoff’s ordinary shares could decline; and those other risks detailed under the caption “Risk Factors” and elsewhere in Mattress Firm’s U.S. Securities and Exchange Commission (“SEC”) filings and reports, including in Mattress Firm’s Quarterly Reports on Form 10-Q for the quarters ended May 3, 2016 and August 2, 2016 and Annual Report on Form 10-K for the year ended February 2, 2016, which are filed with the SEC, and in Steinhoff’s filings and reports filed with the Frankfurt Stock Exchange or the Johannesburg

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Stock Exchange and future filings and reports by either company. Neither Steinhoff nor Mattress Firm undertakes any duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events or changes in its expectations.

About Steinhoff International Holdings N.V.

Steinhoff is an integrated retailer that manufactures, sources and retails furniture, household goods and general merchandise in Europe, Africa and Australasia. Steinhoff’s vertically integrated business model is based upon a strategy of sourcing and manufacturing products at low cost and distributing them to its value-conscious customer base through its extensive retail footprint.

Steinhoff’s integrated retail divisions comprise of:

•                  Household goods comprising furniture and homeware retail businesses;

•                  General Merchandise focusing on clothing and footwear, accessories and homeware; and

•                  Automotive dealerships in South Africa which provide vehicles, parts, insurance, accessories and servicing.

Steinhoff has a primary listing on the Frankfurt Stock Exchange and a secondary listing on the Johannesburg Stock Exchange. Steinhoff reported revenue and operating profit for the 12 months ended June 30, 2016 of €13.1 billion ($14.5 billion) and €1.5 billion ($1.6 billion) respectively. For more information, please visit www.steinhoffinternational.com.

About Mattress Firm Holding Corp.

With more than 3,600 company-operated and franchised stores across 49 states, Mattress Firm Holding Corp. (NASDAQ: MFRM) has the largest geographic footprint in the United States among multi-brand mattress retailers. Founded in 1986, Houston-based MFRM is the nation’s leading specialty bedding retailer with over $3.5 billion in pro forma sales in 2015. MFRM, through its brands including Mattress Firm, Sleepy’s and Sleep Train, offers a broad selection of both traditional and specialty mattresses, bedding accessories and other related products. More information is available at www.mattressfirm.com. The Company’s website is not part of this release.

Steinhoff Contact:

Mariza Nel

Director, Corporate Services (Investor Relations)

+27 (0)21 808 0711

Mattress Firm Investor Relations Contact:

Scott McKinney

Vice President of Investor Relations

ir@MattressFirm.com

+1 713-328-3417

Mattress Firm Media Contact:

Erica Martinez, Jackson Spalding

emartinez@jacksonspalding.com

+1 214-269-4404

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